Exhibit 99.2

One Park Place, Suite 700 ¡ 621 Northwest 53rd Street ¡ Boca Raton, Florida 33487 ¡ www.geogroup.com

CR-13-13

THE GEO GROUP DECLARES QUARTERLY

CASH DIVIDEND OF $0.50 PER SHARE

Boca Raton, Fla. – May 8, 2013 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced that on May 7, 2013, its Board of Directors declared a quarterly cash dividend of $0.50 per share which will be paid on June 3, 2013 to shareholders of record as of the close of business on May 20, 2013.

George C. Zoley, Chairman and Chief Executive Officer of GEO, said: “We are pleased to declare our quarterly cash dividend of $0.50 per share, which is indicative of our continued commitment to return value to our shareholders.”

The GEO Group, Inc. (NYSE: GEO) is the first fully integrated equity real estate investment trust specializing in the design, financing, development, and operation of correctional, detention, and community reentry facilities around the globe. GEO is the world’s leading provider of diversified correctional, detention, and community reentry services to government agencies worldwide with operations in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the ownership and/or management of 95 facilities totaling approximately 72,000 beds with a growing workforce of approximately 18,000 professionals.

This press release contains forward-looking statements regarding future events and the future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding the timing and amount of dividends. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to declare future quarterly cash dividends; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

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